UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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Alexza Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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ALEXZA PHARMACEUTICALS, INC.
1020 East Meadow Circle
Palo Alto, California 94303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

Dear Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Alexza”), will be held on Wednesday, May 23, 2007, at 1:30 p.m. local time at the offices of the Company, 1020 East Meadow Circle, Palo Alto, California 94303 for the following purposes:

1. To elect nine directors of the Company, each to serve until the 2008 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The Company’s Board of Directors intends to present the following nominees for election as directors:

Thomas B. King	J. Leighton Read, M.D.
Alan D. Frazier	Gordon Ringold, Ph.D.
Samuel D. Colella	Isaac Stein
Ernest Mario, Ph.D.	Alejandro A. Zaffaroni, M.D.
Deepika R. Pakianathan, Ph.D.

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 9, 2007 as the record date for identifying those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that day may vote at the meeting or any adjournment thereof. In accordance with Delaware law, for ten days prior to the Annual Meeting of Stockholders, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Alexza Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, California, 94303. The list of stockholders will also be available at the Annual Meeting.

By Order of the Board of Directors

August J. Moretti
Secretary
Palo Alto, California
April 25, 2007

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting of Stockholders, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible so in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PROPOSAL NO. 2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
STOCKHOLDER PROPOSALS
HOUSEHOLDING OF PROXY MATERIALS
OTHER BUSINESS

ALEXZA PHARMACEUTICALS, INC.
1020 East Meadow Circle
Palo Alto, California 94303

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
May 23, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Alexza Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Alexza”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 25, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 9, 2007 will be entitled to vote at the annual meeting. On this record date, there were 23,929,625 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 9, 2007 your shares were registered directly in your name with the Company’s transfer agent, Mellon Investor Services, LLC then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of nine directors;

•	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time, on May 22, 2007 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/alxa to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time, on May 22, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nine nominees for director and “For” ratification of the selection of Ernst & Young LLP. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Corporate Secretary at 1020 East Meadow Circle, Palo Alto, CA 94303.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2007, to Corporate Secretary, 1020 East Meadow Circle, Palo Alto, CA 94303. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on February 22, 2008 nor earlier than the close of business on January 24, 2008.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	For the election of directors, the nine nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2 “Ratification of the Selection of Independent Registered Public Accounting Firm” for the fiscal year ending December 31, 2007 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 23,929,625 outstanding and entitled to vote. Thus, the holders of 11,964,813 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting of Stockholders, stockholders will elect members of the Company’s Board of Directors (the “Board”) to hold office until the 2008 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. The size of the Board is presently set at nine members. Accordingly, nine nominees will be elected at the Annual Meeting of Stockholders to be the nine directors of the Company. Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the nine nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

Current Directors and Nominees

The names of the nominees and certain information about them, including their ages as of April 20, 2007, are set forth below:

		Position Held with		Director
Name of Nominee	Age	Company	Committees	Since

Thomas B. King	52	President and Chief Executive Officer		2003
Samuel D. Colella	67	Director	Compensation (Chair), Corporate Governance and Nominating	2002
Alan D. Frazier	55	Director	Audit and Ethics (Chair)	2002
Ernest Mario, Ph.D.	68	Director	Compensation	2001
Deepika R. Pakianathan, Ph.D.	42	Director	Compensation	2004
J. Leighton Read, M.D	56	Director	Audit and Ethics	2004
Gordon Ringold, Ph.D.	56	Director	Compensation	2001
Isaac Stein	60	Director (Lead)	Audit and Ethics, Corporate Governance and Nominating (Chair)	2001
Alejandro A. Zaffaroni, M.D.	56	Director	Corporate Governance and Nominating	2001

Thomas B. King has served as our President, Chief Executive Officer and a member of our Board since June 2003. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a biopharmaceutical development company. From January 1994 to February 2001, Mr. King held various senior executive positions, including President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors at Anesta Corporation, a publicly traded pharmaceutical company, until it was acquired by Cephalon, Inc., a publicly traded biopharmaceutical company. Mr. King received an M.B.A. from the University of Kansas and a B.A. in chemistry from McPherson College.

Samuel D. Colella has served as a member of our Board since September 2002. In 1999, Mr. Colella co-founded Versant Ventures, a venture capital firm, and has served as a managing member since its formation. Prior to founding Versant Ventures, Mr. Colella has served as general partner of Institutional Venture Partners, a venture capital firm, since 1984. Mr. Colella is a member of the board of directors of Symyx Technologies, Inc., a publicly traded research technology company, Genomic Health, Inc., a publicly traded molecular diagnostics company, Thermage, Inc., a publicly traded aesthetic medicine company, and various private companies. Mr. Colella received an M.B.A. from Stanford University and a B.S. in business and engineering from the University of Pittsburgh.

Alan D. Frazier has served as a member of our Board since September 2002. In 1991, Mr. Frazier founded Frazier Healthcare Ventures, a venture capital firm, and has served as the managing principal since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a publicly traded biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the Audit Department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier is a member of the board of directors of Cadence Pharmaceuticals, Inc., a publicly traded pharmaceutical company, and various private companies. Mr. Frazier received a B.A. in economics from the University of Washington.

Ernest Mario, Ph.D. has served as a member of our Board since September 2001. Since April 2003, Dr. Mario has served as Chairman of the board of directors at Reliant Pharmaceuticals, Inc., a privately held pharmaceutical company. From April 2003 to January 2007, Dr. Mario also served as Reliant’s Chief Executive Officer. Prior to joining Reliant, Dr. Mario was Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company, and its predecessor Apothogen, Inc., from January 2002 until April 2003. Dr. Mario was the Chairman and Chief Executive Officer at ALZA Corporation from 1997 to 2001 and was Co-Chairman and Chief Executive Officer of ALZA from 1993 to 1997. Dr. Mario is a director of Maxygen, Inc., Boston Scientific Corporation, a publicly traded medical device company, and the Chairman of the board of directors of Pharmaceutical Product Development, Inc., a publicly traded drug development and drug discovery services company. Dr. Mario received a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from Rutgers University.

Deepika R. Pakianathan, Ph.D. has served as a member of our Board since November 2004. Since 2001, Dr. Pakianathan has served as a general partner at Delphi Ventures, a venture capital firm focusing on healthcare investments. From 1998 to 2001, Dr. Pakianathan was a senior biotechnology banker at JP Morgan. Prior to joining JP Morgan, Dr. Pakianathan was a research analyst at Genesis Merchant Group, a private investment partnership, from 1997 to 1998 and a post-doctoral scientist at Genentech, Inc., a publicly traded biotechnology company, from 1993 to 1997. Dr. Pakianathan is a director of various private healthcare companies. Dr. Pakianathan received a Ph.D. in immunology and an M.S. in biology from Wake Forest University, and an M.Sc. in biophysics and a B.Sc from the University of Bombay.

J. Leighton Read, M.D. has served as a member of our Board since November 2004. Since 2001, Dr. Read has served as a general partner of Alloy Ventures, a venture capital firm. Dr. Read founded Aviron, a biopharmaceutical company, and served as its Chief Executive Officer until 1999. In 1989, Dr. Read co-founded Affymax NV, a biopharmaceutical company. Dr. Read is a member of the board of directors of various private companies. Dr. Read has received several awards for co-inventing the technology underlying the Affymetrix GeneChip. Dr. Read received an M.D. from the University of Texas Health Science Center at San Antonio and a B.S. in psychology and biology from Rice University.

Gordon Ringold, Ph.D. has served as a member of our Board since June 2001. Since March 2000, Dr. Ringold has served as Chairman and Chief Executive Officer of Alavita, Inc. From March 1995 to February 2000, Dr. Ringold served as Chief Executive Officer and Scientific Director of Affymax Research Institute where he managed the development of novel technologies to accelerate the pace of drug discovery. Dr. Ringold is also a member of the board of directors of Maxygen, Inc. and Oxonica plc, a publicly traded nanotechnology company. Dr. Ringold received a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Dr. Ringold also received a B.S. in biology from the University of California, Santa Cruz.

Isaac Stein has served as a member of our Board since June 2001. Since November 1982, Mr. Stein has been President of Waverley Associates, Inc., a private investment firm. He is also the emeritus Chairman of the Board of Trustees of Stanford University and is the Chairman of the board of directors of Maxygen, Inc. Mr. Stein is also a director of American Balanced Fund, Inc. and The Income Fund of America, Inc., each a publicly traded investment company. Mr. Stein received an M.B.A. and J.D. from Stanford University and a B.A. in mathematical economics from Colgate University.

Alejandro A. Zaffaroni, M.D. has served as a member of our Board since December 2001. Since June 1984, Dr. Zaffaroni has been a practicing ophthalmologist. Dr. Zaffaroni is a Fellow of the American College of Surgeons and American Academy of Ophthalmology and is an Associate Clinical Professor at the University of California, San Francisco Medical School. Dr. Zaffaroni received an M.D. from the University of California, Davis and completed his residency in ophthalmology at the University of California, San Francisco. Dr. Zaffaroni also received a B.A. in Spanish literature from the University of California, Berkeley.

Our officers are appointed by and serve at the discretion of our Board. There are no family relationships between our directors and officers.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq: Dr. Mario, Dr. Pakianathan, Dr. Ringold, Mr. Stein, Dr. Zaffroni, Mr. Colella, Mr. Frazier, and Dr. Read. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. King, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board met seven (7) times during 2006 and acted by unanimous written consent one (1) time. Each Board member attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

Information Regarding Committees of the Board of Directors

Standing committees of the Board include an Audit and Ethics Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit and Ethics Committee

The Audit and Ethics Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company, and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company. Specifically, the Audit and Ethics Committee (i) is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm; (ii) reviews, prior to publication, the Company’s annual financial statements with management and the Company’s independent registered public accounting firm; (iii) reviews with the Company’s independent registered public accounting firm the scope, procedures and timing of the annual audits; (iv) reviews the Company’s accounting and financial reporting principles and practices; (v) reviews the adequacy and effectiveness of the Company’s internal accounting controls; (vi) reviews the scope of other auditing services to be performed by the independent registered public accounting firm; (vii) reviews the independence and effectiveness of the Company’s independent registered public accounting firm and their significant relationships with the Company; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit and Ethics Committee charter on an annual basis; (x) reviews with management and the Company’s independent registered public accounting firm quarterly financial results, and the results of any significant matters identified as a result of the auditor’s review procedures, prior to filing any Form 10-Q; and (xi) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Audit and Ethics Committee deems appropriate.

During 2006, the Company’s Audit and Ethics Committee met six (6) times and was comprised of Alan D. Frazier (Chairman), J. Leighton Read, M.D. and Isaac Stein. The Audit and Ethics Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Mr. Frazier joined the Audit and Ethics Committee and became its Chairman upon its formation on September 20, 2002. The Board has determined that Mr. Frazier is an “audit committee financial expert” as defined under the

Exchange Act. The Board has determined that all members of the Audit and Ethics Committee are “independent” as defined under the Exchange Act and the listing standards of the Nasdaq.

The Board has adopted an Audit and Ethics Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Report of the Audit and Ethics Committee of the Board of Directors*

The Audit and Ethics Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls.

The Audit and Ethics Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year end December 31, 2006 with management of the Company. The Audit and Ethics Committee has discussed significant accounting policies applied by the Company in its consolidated financial statements, as well as alternative treatments. Management represented to the Audit and Ethics Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit and Ethics Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit and Ethics Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the PCAOB in Rule 3600T, and has discussed with the independent accountants the independent accountant’s independence.

In addition, the Audit and Ethics Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit and Ethics Committee has received the letter from the independent accountants required therein. The Audit and Ethics Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit and Ethics Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit and Ethics Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit and Ethics Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit and Ethics Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit and Ethics Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006. The Board has also approved, subject to stockholder ratification, the Audit and Ethics Committee’s selection of the Company’s independent registered public accounting firm.

AUDIT AND ETHICS COMMITTEE

Alan D. Frazier (Chairman)
J. Leighton Read
Isaac Stein

     *The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”) and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee administers, interprets and recommends to our Board our executive officer compensation policies, including our equity compensation plans. The Compensation Committee is appointed by our Board and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Samuel D. Colella (Chairman), Ernest Mario, Ph.D., Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D.

The Compensation Committee reviews and recommends to our Board an executive officer compensation program intended to link compensation with our compensation philosophy. The Compensation Committee evaluates and recommends to our Board, among other things, the performance and compensation of our President and Chief Executive Officer and of our executive officers, and our strategic goals, including reviewing and approving for each executive officer:

•	the annual base salary level;

•	the annual incentive opportunity level; and

•	long-term incentive opportunity level.

The Company’s compensation philosophy does not increase or reduce compensation from one component of compensation based on payments from other components of compensation. The Compensation Committee recommends to our Board what it believes to be the appropriate compensation level for each compensation component based in part on its view of equity and consistency, individual performance and other information it deems relevant, such as executive and employee compensation surveys and databases. The Compensation Committee also reviews compensation paid to executive officers of what it believes to be similarly situated companies.

The Compensation Committee annually reviews our executive officers’ compensation to determine whether it provides adequate incentives. The Compensation Committee’s most recent review occurred in November 2006. The Compensation Committee meetings typically have included, for all or a portion of each meeting, the committee members and President and Chief Executive Officer, Thomas B. King. For compensation decisions, including decisions regarding the grant of long-term incentive compensation relating to executive officers (other than for Mr. King), the Compensation Committee considers the recommendations of Mr. King.

The Board has adopted a Compensation Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Corporate Governance and Nominating Committee

Isaac Stein (Chairman), Samuel D. Colella and Alejandro A. Zaffaroni, M.D. are the current members of the Company’s Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times during 2006. The Board has determined that all members of the Corporate Governance and Nominating Committee are “independent” as defined under the Exchange Act and the listing standards of Nasdaq.

The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board (including those proposed by stockholders) and makes recommendations to the Board on potential Board members (whether created by vacancies or as part of the annual election cycle). The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting.

In evaluating the suitability of individuals for Board membership or continued Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded pharmaceutical company; the individual’s understanding of the Company’s business; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or product development experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees.

From time to time, the Corporate Governance and Nominating Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must timely submit a written notice to the Corporate Secretary of the Company, whose address is 1020 East Meadow Circle, Palo Alto, CA 94303. The Company’s Bylaws, as amended, or Bylaws, set forth the procedures a stockholder must follow to nominate directors. For a stockholder to nominate a candidate for director at the 2008 Annual Meeting of Stockholders, notice of the nomination must be received by the Company prior to February 22, 2008. The notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected). The Corporate Governance and Nominating Committee will consider any nominee properly presented by a stockholder, and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. Copies of the Company’s Bylaws may be obtained by writing to the Corporate Secretary at the above address.

In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management and considers conflicts of interest involving executive officers or Board members. Stockholders wishing to submit recommendations for our 2008 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee, in care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described in the Section entitled “Stockholder Proposals” below.

The Board has adopted a Corporate Governance and Nominating Committee, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Stockholder Communications With the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or any Chair of any such committee by U.S. mail or by e-mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent c/o Corporate Secretary, Alexza Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303. E-mail messages should be sent to CorporateSecretary@alexza.com.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Director Attendance at Annual Meeting

The Company encourages all directors to attend each annual meeting of stockholders. In furtherance of this policy and to maximize the attendance of directors at annual meetings, the Company generally schedules annual meetings of stockholders on the same day, and in the same location, as a regularly scheduled meeting of the Board.

Compensation Committee Interlock and Insider Participation

For the fiscal year ended December 31, 2006, members of the Company’s Compensation Committee consisted of Samuel D. Colella (Chairman), Ernest Mario, Ph.D., Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D., none of whom is currently, or has ever been at any time since the Company’s formation, one of the Company’s officers or employees. In addition, none of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Ethics

The Company has adopted the Alexza Pharmaceuticals, Inc. Code of Business Conduct for Employees, Executive Officers and Directors, or Code of Conduct, which applies to all directors and employees, including executive officers, including, without limitation, the Company’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct is filed as an exhibit on the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Ethics Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The Company is submitting the Audit and Ethics Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s consolidated financial statements since inception. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Required Vote

The Company’s Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit and Ethics Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit and Ethics Committee in its discretion may change the appointment at any time during the year if the Audit and Ethics Committee determines that such a change would be in the best interests of the Company and its stockholders.

If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Principle Accountant Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2006	2005

Audit fees(1)	$314,518	$751,344
Tax fees(2)	17,050	10,000
All other fees(3)	1,500	1,500

Total	$333,068	$762,844

(1)	Audit fees consisted of professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements, review of unaudited interim financial statements included in our quarterly reports on Form 10-Q, consultation regarding financial accounting and reporting standards as well as assistance with and review of our S-1 filing and other documents filed with the SEC.

(2)	Tax fees included income tax return preparation fees.

(3)	Other fees consist of subscription fees paid for access to Ernst & Young’s Accounting & Auditing Research Tool.

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit and Ethics Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit and Ethics Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will discuss with the Audit and Ethics Committee the services expected to be rendered by the independent registered public accounting firm during that year for each of four categories of services.

1. Audit services include audit work performed in the preparation of financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding the proper application of financial accounting and/or reporting standards.

2. Audit related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, tax advice and tax return preparation. The Company retains its independent registered public accounting firm for corporate income tax return preparation.

4. Other services include those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit and Ethics Committee pre-approves all audit and permissible non-audit services to be provided by its independent registered public accounting firm.

The Audit and Ethics Committee pre-approved all audit related, tax and other services rendered in 2006 and did not rely on the waiver of pre-approval requirement provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act.

Beginning with the first quarter of 2006, the Company has disclosed all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or Annual Report on Form 10-K/A.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 16, 2007 by (i) each stockholder that is known by us to beneficially own more than 5% of the common stock, (ii) each of our named executive officers named in the Summary Compensation Table, (iii) each director and nominee for director and (iv) all named executive officers and directors as a group.

Percentage of ownership is based upon 23,888,235 shares outstanding as of March 16, 2007. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options currently exercisable or exercisable within 60 days of March 16, 2007 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o Alexza Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, California 94303.

	Number of	Shares Issuable	Percentage
	Shares	Pursuant to Options	of Shares
	Beneficially	Exercisable Within 60	Beneficially
	Owned	Days of March 16, 2007	Owned

5% Stockholders
Entities affiliated with Frazier Healthcare Ventures(1)	2,183,127	—	9.14%
Entities affiliated with Versant Ventures(2)	2,183,128	—	9.14%
Entities affiliated with Alloy Ventures(3)	1,353,950	—	5.67%
Named Executive Officers and Directors
Thomas B. King(4)	182,597	289,697	*
James V. Cassella	2,653	84,157	*
August J. Moretti	5,741	99,267	*
Jeffrey S. Williams	2,001	96,471	*
William Houghton, M.D.	3,125	21,814	*
Samuel D. Colella(2)	2,183,128	7,291	9.14%
Alan D. Frazier(1)	2,183,127	7,291	9.14%
Ernest Mario, Ph.D.	18,181	7,291	*
Deepika R. Pakainathan, Ph.D.(5)	990,678	7,291	4.14%
J. Leighton Read, M.D.(3)	1,353,950	7,291	5.67%
Gordon Ringold, Ph.D.(6)	100,555	7,291	*
Isaac Stein(7)	117,653	7,291	*
Alejandro A. Zaffaroni, M.D.(8)	1,073,360	7,291	4.49%
All directors and named executive officers as a group (13 persons)(9)	8,216,749	649,734	33.49%

*	Less than 1% of our outstanding common stock.

(1)	Includes 583,931 shares held by Frazier Healthcare III, L.P., 1,586,752 shares held by Frazier Healthcare IV, L.P., 4,390 shares held by Frazier Affiliates III, L.P. and 8,054 shares held by Frazier Affiliates IV, L.P. Mr. Frazier is the president and controlling stockholder of Frazier and Company, Inc., the managing member of FHM III, LLC, which is the general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P., and he shares voting and investment power over the shares held by these entities. He is also a managing member of FHM IV, LLC, which is the general partner of FHM IV, LP, which is the general partner of Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., and he shares voting and investment power over the shares held by those entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Frazier Healthcare Ventures is Two Union Square, Suite 3200, 601 Union Street, Seattle, WA 98101.

(2)	Includes 2,153,442 shares held by Versant Venture Capital II, L.P., 10,440 shares held by Versant Affiliates Fund II-A, L.P. and 19,246 shares held by Versant Side Fund II, L.P. (together the “Versant Funds”). Mr. Colella is a managing member of Versant Ventures II, LLC, which is the general partner of each of the Versant Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Versant Ventures is 3000 Sand Hill Road, Building 4, Ste. 210, Menlo Park, CA 94025.

(3)	Includes 35,594 shares held by Alloy Partners 2002, L.P. and 1,318,356 shares held by Alloy Ventures 2002, L.P. (together, the “Alloy Funds”). Dr. Read is a managing member of Alloy Ventures 2002, LLC, which is the general partner of each of the Alloy Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Alloy Ventures is 400 Hamilton Avenue, 4th Floor, Palo Alto, CA 94301.

(4)	Includes 181,542 shares held by the Thomas and Beth King 2000 Family Trust, of which Mr. King and his spouse are trustees.

(5)	Includes 979,880 shares held by Delphi Ventures VI, L.P. and 9,798 shares held by Delphi BioInvestments VI, L.P. (together, the “Delphi Funds”). Dr. Pakianathan is a managing member of Delphi Management Partners VI, LLC, which is the general partner of each of the Delphi Funds, and she shares voting and investment power over the shares held by these entities. She disclaims beneficial ownership of the shares held by these entities, except to the extent of her proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Ste. 135, Menlo Park, CA 94025.

(6)	Includes 9,276 shares held by the Gordon Ringold and Tanya Zurucki 1999 Reversible Trust, of which Dr. Ringold and his spouse are trustees.

(7)	Includes 117,653 shares held by The Stein 1995 Revocable Trust, of which Mr. Stein and his spouse are trustees.

(8)	Includes 269,090 shares held by Zaffaroni Partners, L.P., of which Dr. Zaffaroni and his spouse are general and limited partners, 38,317 shares held by his spouse, 354,420 shares held by the Silveira Irrevocable Trust u/a/d 7/29/87, of which Dr. Zaffaroni and his spouse are trustees and 355,035 shares held by the Lida Zaffaroni 2005 Annuity Trust #1, of which Dr. Zaffaroni’s spouse holds a pecuniary interest in the annuity provided for in the trust agreement.

(9)	See notes (1) through (8).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon its review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

Our executive officer compensation program is intended to attract, reward and retain individuals with the skills we believe are necessary for us to achieve our goals and to establish an appropriate relationship between compensation and stockholder value. We have an executive officer compensation program that consists of cash and equity awards with short and long-term components and fixed and contingent components, in proportions we believe are appropriate to incentivize, reward and retain our executive officers. We believe our executive officer compensation program fairly compensates our executive officers with respect to the value created for our stockholders and is competitive in our industry.

Our executive officer compensation program for 2006 consisted of three components:

•	Base Salary. Salary for each of our executive officers was based principally on an assessment of the executive officer’s current salary against individual performance and contribution to our overall strategic goals as well as comparable salaries at similar companies.

•	Bonus. Annual cash and equity incentive bonuses are awarded to executive officers based on the achievement of individual and company-wide performance objectives as a percent of base salary as well as bonuses for similar positions at similar companies.

•	Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to link incentive compensation to our long-term performance and to align our executive officers’ interests with our stockholders’ interest.

Our Compensation Committee has not adopted any policies for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among other different forms of compensation. Our Compensation Committee believes it is more relevant to tailor executive officer’s compensation to reward and retain each executive officer. Commensurate with our philosophy of linking executive officer compensation and corporate performance, our Compensation Committee believes that a greater component of compensation for executive officers relative to other employees should be performance-based.

Role of Our Compensation Committee

Our Compensation Committee administers, interprets and recommends to our Board of Directors our executive officer compensation policies, including our equity compensation plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Samuel D. Colella (Chairman), Ernest Mario, Ph.D., Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D.

Our Compensation Committee reviews and recommends to our Board of Directors an executive officer compensation program intended to link compensation with our compensation philosophy. Our Compensation Committee evaluates and recommends to our Board of Directors, among other things, the performance and compensation of our President and Chief Executive Officer and of our executive officers, and our strategic goals, including reviewing and approving for each executive officer:

•	the annual base salary level;

•	the annual incentive opportunity level; and

•	long-term incentive opportunity level.

Our compensation philosophy does not increase or reduce compensation from one component of compensation based on payments from other components of compensation. Our Compensation Committee recommends to our Board of Directors what it believes to be the appropriate compensation level for each compensation component based in part on its view of equity and consistency, individual performance and other information it deems relevant, such as executive and employee compensation surveys and databases. Our Compensation Committee also reviews compensation paid to executive officers of what it believes to be similarly situated companies.

Our Compensation Committee annually reviews our executive officers’ compensation to determine whether it provides adequate incentives. Our Compensation Committee’s most recent review occurred in November 2006. The Compensation Committee meetings typically have included, for all or a portion of each meeting, the committee members and President and Chief Executive Officer, Thomas B. King. For compensation decisions, including decisions regarding the grant of long-term incentive compensation relating to executive officers (other than for Mr. King), our Compensation Committee considers the recommendations of Mr. King.

Cash and Long-Term Incentive Compensation

Our Compensation Committee believes it is important to consider current compensation paid by comparable pharmaceutical and biotechnology companies, particularly those located in the San Francisco Bay Area. Our Compensation Committee has sought to set executive base salaries at approximately the 50th percentile of comparably sized companies in our industry. In 2006, in light of our transition from a private to a public company, the Compensation Committee retained a compensation consulting firm to provide recommendations with respect to the bonus and long-term incentive compensation elements of compensation appropriate for similarly situated companies.

The Compensation Committee reviewed national surveys and databases of executive and employee compensation and other data compiled by the compensation consulting firm in determining its 2006 bonus and long-term incentive compensation recommendations for our executive officers. The report provided by the compensation consulting firm included base salaries, bonuses and equity compensation, and financial data. In addition to benchmarking data, the Compensation Committee considers input from other sources, including members of our Board of Directors and data relating to the compensation of executive officers in comparable companies.

Executive Officer Compensation Program

Our executive officer compensation program consists of three principal components: base salary, annual cash and equity incentive bonuses and long-term incentive compensation. We also provide our executive officers with certain severance and change in control benefits. Finally, we offer our executive officers participation (with all other eligible employees) in our 401(k) Plan and certain other benefits available generally to our employees.

Base Salary.  In setting or adjusting base salaries for 2006, the Compensation Committee assessed each executive officer’s current salary against a number of factors including contribution to our strategic goals, individual performance, pay level compared to other executive officers, base salary compared to those of similar positions at comparable companies, as well as general economic factors including the cost of living. Increases in the base salaries of executive officers are made in consideration of the total salary increases approved by our Compensation Committee for the entire company and targets the base salaries for our executives officers to the base salaries to approximately the 50th percentile of comparably sized companies in our industry. The Compensation Committee also considered the recommendation of Mr. King in setting or adjusting base salaries for our other executive officers. The Compensation Committee considered a mix of factors in determining base salary for each officer. Generally, executive salaries are adjusted effective January 1st of each year.

In 2006, the salaries for Messrs. King, Moretti and Williams and Drs. Cassella and Houghton were set at $365,000, $288,750, $242,000, $288,750 and $275,000, respectively.

At its November 2006 meeting, our Compensation Committee approved an overall aggregate salary increase for all employees averaging 5.5% for 2007. Our Compensation Committee also determined at that time that if our executive officers’ salaries were increased for 2007 consistent with this range of overall increase for the company, their salaries for 2007 would be at or near the median of executive officer’s salaries with similar roles at comparable public and recently public companies. Based on this determination, our Compensation Committee increased Mr. King’s base salary by approximately 4% to $380,000 and increased the base salaries of Messrs. Moretti and Williams and Drs. Cassella and Houghton by an average of approximately 5% to $303,750, $252,500, $303,750 and $290,000, respectively. No material changes will be made to the base salary levels of our executives until our annual executive performance reviews are conducted in the fourth quarter of 2007. We believe that, given the industry in which we operate and the corporate culture we have created, our compensation levels for 2007 are generally sufficient to retain our existing executive officers and to hire new executive officers as required.

Bonus.  In 2006, we completed our initial public offering, and in light of our transition from a private to a public company, our Compensation Committee reviewed our bonus compensation. As a result of this review, and based on the recommendation of our Compensation Committee, our Board of Directors adopted the 2006 Bonus Program that applied to all employees who commenced employment on or before June 30, 2006 and were employed at December 31, 2006. Employees employed more than six months, but less than one year, were eligible to receive a pro-rated bonus payout. Payment of bonuses pursuant to the 2006 Bonus Program were based on the achievement of the following corporate goals: (i) completion of our initial public offering; (ii) certain corporate development goals; (iii) achievement of certain commercial manufacturing goals; (iv) achievement of certain clinical trial advancement goals; and (v) corporate/financial goals relating to achievement of certain financial measures.

Based on these goals our Board of Directors established a target bonus for each employee, including executives officers, of between 10%-50% of annual base salary. Target bonuses, as a percentage of base salary, increase with the level of employee. Our Board of Directors set target bonuses for our executive officers at approximately the 75th percentile of bonuses of executive officers of comparable companies. Our Compensation Committee recommended a higher percentile for the incentive bonus than the base salary because it believed the thresholds for achieving bonus payout are difficult, and it believed our stockholders interests would be served if management was properly motivated to achieve their performance goals.

Bonuses awarded under the 2006 Bonus Program were comprised of cash and stock options. The annual cash bonuses and stock option awards were calculated in accordance with a formula that took into account base salary and accomplishment of specified corporate, departmental and individual goals. The relative weighting of the components, the allocation of awards between cash bonuses and stock option awards and the percentage of base salary used to determine bonus eligibility varied by the level of employee, with the bonuses of executive officers being weighted toward achievement of corporate goals, stock option awards and a higher percentage of base salary.

In 2006, the bonuses for executive officers were payable in cash and equity awards of stock options. Stock option awards under the 2006 Bonus Program were valued with a Black Scholes calculation of the option award value of an option with an exercise price of $11.70 per share, the closing price of a share of our Common Stock on January 4, 2007. These options vest in two installments; 50% on January 4, 2007 and 50% on January 4, 2008.

The Compensation Committee determined that all of the corporate objectives set forth above were achieved in 2006, except for certain goals relating to achievement of certain financial measures. As a result, all employees were entitled to a maximum of 80% of target bonus. Mr. King’s bonus was dependant on the achievement of the corporate goals and he received a bonus of $102,200 and options to purchase 5,159 shares of common stock.

For all other executive officers, bonuses were dependent on corporate, departmental and individual goals. In 2006, Mr. Moretti’s bonus was $56,595 in cash and options to purchase 2,856 shares of common stock. Mr. Williams’ bonus was $46,958 in cash and options to purchase 2,370 shares of common stock. Dr. Cassella’s bonus was $56,595 in cash and options to purchase 2,856 shares of common stock. Dr. Houghton’s bonus was comprised of $53,900 in cash and options to purchase 2,720 shares of common stock.

In March 2007, the Board of Directors adopted the 2007 Bonus Program that applies to all employees who commence employment on or before June 30, 2007 and who are employed at December 31, 2007. Payment of bonuses pursuant to the 2007 Bonus Plan is dependent upon achievement of: (i) certain operational goals; (ii) certain corporate development goals; (iii) certain commercial manufacturing goals; (iv) certain clinical trial advancement goals; (v) certain goals relating to our move to our new facilities; and (vi) corporate/financial goals relating to achievement of certain financial measures.

Based on these goals, our Board of Directors established a target bonus for each employee, including executives officers, based on a percentage of annual base salary. For all employees, 80% of target bonus is dependent upon the achievement of six corporate strategic goals. Our Compensation Committee and our Board of Directors have reserved discretion to determine whether and when the remaining 20% of the target bonus should be paid.

Long-Term Incentive Compensation.  We believe that providing a portion of our total compensation package in stock options aligns the incentives of our executive officers with the interests of our stockholders. At present, our long-term compensation program consists solely of the grant of stock options subject to vesting conditions. We grant stock options to our executive officers through the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was established to provide our employees with an opportunity to participate, along with our other stockholders, in our long-term performance. These stock options are intended to produce significant value for each employee, including executives, if our performance is outstanding and if the employee has an extended tenure.

In considering and recommending stock option grants for our executive officers, our Compensation Committee considers individual performance, overall contribution, equity, officer retention and unvested stock options. The authority to make equity grants to executive officers rests with our Compensation Committee (subject to ratification by the full board of directors). As noted above, our Compensation Committee also considers the recommendations of Mr. King in determining stock option grant recommendations for other executive officers. Mr. King has the authority to make equity grants to non-officer employees.

Under the 2005 Equity Incentive Plan, initial grants of stock options are made to eligible employees, including executive officers, in connection with their commencement of employment. All initial grants have four-year vesting, with the first 25% vesting after one year of service and the remainder of the options vesting ratably on a monthly basis thereafter over three additional years. In July 2006, we adopted a policy of issuing additional options to employees who have been employed for at least two years. These options were also subject to four year vesting, with the first 25% vesting after one year of service and the remainder of the options vesting ratably on a monthly basis thereafter over three additional years.

All option grants made prior to our initial public offering on March 8, 2006 were made at what our Board of Directors assessed as the estimated fair value of our common stock at the date the options were granted. In light of the expected completion of our initial public offering the board reassessed the fair market value on the date of each of these grants. As a result of this retrospective analysis, we determined that the fair value of our common stock on a fully-diluted basis steadily increased from $2.04 per share at January 20, 2005, to $9.90 per share at December 7, 2005, even though our options were granted between the range of $1.10 to $6.88 per share on those dates. For more information on this retrospective analysis, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock-Based Compensation” in the Company’s 2006 Annual Report on Form 10-K/A. Since our initial public offering, we have made option grants based on the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The value of the shares subject to our 2006 option grants to executive officers is reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards” tables below.

In 2006, Mr. King received an option to purchase 81,000 shares of common stock at an exercise price of $7.20 subject to four year vesting. Messrs. Moretti and Williams and Dr. Cassella each received an option to purchase 39,000 shares of common stock at an exercise price of $7.20 subject to four year vesting. Dr. Houghton had not been employed for two years at the time of the grants and, accordingly, did not receive any options.

We intend to make similar grants of options to our employees in 2007. We believe that these grants will provide additional long term incentive to our employees. However, we do not have any obligation that requires us to grant equity compensation to any executive on specified dates.

Severance and Change of Control Benefits.  Each of our executive officers has a provision for severance benefits and for the acceleration of then unvested stock options in the event of termination in connection with a change of control. Pursuant to the terms of the agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within three months before or 12 months following a change of control, then the executive is entitled to the following benefits:

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock;

•	payment in a lump sum of the executive’s annual base salary plus the greater of the bonus paid for the latest completed fiscal year and the target bonus for the year in which the notification of the executive’s termination of employment occurs; and

•	payment in a lump sum for 18 months of continued healthcare coverage.

If and to the extent that any payments in the context of a change of control are made to our executives who are party to these change of control agreements and the payments are equal to or exceed three times the average of that executive’s annual W-2 compensation for the five years preceding the change of control, the payments or benefits exceeding the five-year average will be subject to the excise tax imposed by Section 4999 and the nondeductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances, we will make a gross-up payment to the executive to compensate the executive for all taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment, and we will not be permitted to deduct from our taxes the amount in excess of the five-year average of the compensation paid to the executive. For purposes of the change of control agreements, a change of control includes a merger, consolidation or reverse merger in which we are the surviving corporation but our outstanding shares of common stock immediately preceding the merger are converted by virtue of the merger into other property or any transaction or series of related transactions in which our stockholders own less than 50% of voting power in the surviving corporation or a sale of all or substantially all of our assets.

In our industry, there is a high level of merger and acquisition activity, and the executives of companies engaged in merger and acquisition activity are often terminated or have their responsibilities reduced upon the change of control. We provide these benefits to ensure that, in the event of a change of control, our executives will not have any personal incentive to resist a change of control that is approved by our Board of Directors and stockholders and will be incentivized to remain with us through, and to facilitate, the closing of any such transaction. We believe this benefit is comparable to such severance benefits provided by companies in our industry.

Other Benefits.  Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, employee stock purchase plan and our 401(k) plan, in each case on the same basis as our other employees.

Perquisites.  Mr. King, Mr. Williams and Dr. Cassella were residing outside the San Francisco Bay Area at the time of their recruitment by the company. In connection with their respective moves to the San Francisco Bay Area, we provided them with housing loans (which were extinguished in December 2005, prior to the filing of our registration statement in connection with our initial public offering) and monthly housing supplements more fully described at “Indebtedness of Management and Related Agreements.” As reflected in the Summary Compensation Table, the value for these perquisites aggregated to $114,076 ($189,076 if including Dr. Houghton’s relocation bonus) for our executive officers during 2006. We do not consider such arrangements to be a standard component of executive officer compensation.

Evolution of our Compensation Strategy.  Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Accounting and Tax Considerations.  Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Under SFAS 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under the 2005 Equity Incentive Plan, to the extent our Board of Directors or the committee of our Board of Directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our company and our stockholders.

Summary

Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

Summary Compensation Table

The following table sets forth the compensation awarded to or paid, or earned by, by us to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated employees for the fiscal year ended 2006. We refer to these persons as our “named executive officers.”

				Non-Equity
				Incentive
			Option	Plan		All Other
	Salary	Bonus	Awards	Compensation		Compensation		Total
Name and Principal Position	($)	($)	($)(1)	($)(2)		($)		($)

Thomas B. King	352,619	—	39,234	102,200	(3)	50,076	(5)	544,129
President & Chief Executive Officer and Director
James V. Cassella, Ph.D.	288,750	—	81,736	56,595	(3)	36,500	(5)	463,581
Senior Vice President Research & Development
August J. Moretti	288,750	—	133,186	56,595	(3)	—		478,531
Senior Vice President, Chief Financial Officer and Secretary
Jeffrey S. Williams	242,000	—	85,493	46,958	(3)	27,500	(5)	401,951
Senior Vice President, Business and Corporate Development
William C. Houghton, M.D.	277,034	—	69,266	130,214	(4)	—		476,514
Vice President, Clinical and Regulatory Affairs

(1)	For options issued prior to January 1, 2006, amounts were calculated utilizing the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” and for options issued after January 1, 2006, amounts were calculated utilizing the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-based Payments.” Pursuant to SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. See Note 2 of the consolidated financial statements in our Annual Report for the year ended December 31, 2006 regarding assumption underlying valuation of equity awards.

(2)	Cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”

(3)	Represents cash bonuses earned in the current year and paid in the following year.

(4)	Represents a bonus earned in 2006 but paid in 2007 of $53,900 and a bonus earned and paid in 2006 of $76,314.

(5)	Represents housing and relocation costs.

2006 Grants of Plan-Based Awards Table

The following table sets forth information with respect to our stock options granted during fiscal year ended December 31, 2006 to each of the named executive officers. Options were incentive and nonqualified stock options granted under our 2005 Equity Incentive Plan. All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant. The option vesting will accelerate in full in certain circumstances after a change in control.

				All Other
				Option
				Awards:		Grant Date
		Estimated Possible Payouts		Number of	Exercise or	Fair Value of
		Under Non-Equity Incentive		Securities	Base Price of	Stock and
		Plan Awards		Underlying	Option or	Option
	Grant	Target	Maximum	Option	Award	Awards
Name	Date	($)(1)	($)	(#)(2)	($)	($)(3)

Thomas B. King	8/29/2006	162,500	162,500	81,000	7.20	418,996
James V. Cassella, Ph.D.	8/29/2006	101,063	101,063	39,000	7.20	201,739
August J. Moretti	8/29/2006	101,063	101,063	39,000	7.20	201,739
Jeffrey S. Williams	8/29/2006	84,700	84,700	39,000	7.20	201,739
William C. Houghton, M.D.	8/29/2006	96,250	96,250	—	—	—

(1)	This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2006 under our 2006 Bonus Program. The actual cash bonus award earned for the year ended December 31, 2006 for each named executive officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2006. For more information regarding our 2006 Bonus Plan and the cash bonus awards granted to the named executive officers for the year ended December 31, 2006, see “Compensation Discussion and Analysis — Bonus.” Executive Officer Bonuses were paid out in a combination of 70% cash and 30% in options to purchase Alexza common stock. The number of common shares eligible to purchase under the options was based on 1) the total bonus earned by each officer 2) the percentage of the total bonus earned allocated to stock options and 3) the valuation of the stock option as computed using the Black-Scholes valuation model on the date the option was granted.

(2)	Stock option awards subject to four year vesting.

(3)	Represents the grant date fair value of each award determined in accordance with FAS 123(R).

2006 Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to our named executive officers during the fiscal year ended December 31, 2006. The number of options held at December 31, 2006 include options granted under the our shareholder approved equity incentive plans.

	Number of
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying	Option
	Options	Unexercised	Exercise	Option
	Exercisable	Options	Price	Expiration
Name	(#)	Unexercisable	($)	Date

Thomas B. King	215,907	56,821	8.00	7/30/2013
	23,203	131,493	1.10	12/15/2014
	4,068	23,054	8.00	3/7/2016
	—	81,000	7.20	8/29/2016
James V. Cassella, Ph.D.	68,181	40,909	8.00	7/8/2014
	—	27,119	1.38	9/1/2015
	3,185	—	6.88	12/7/2015
	—	16,517	8.00	3/7/2016
	—	39,000	7.20	8/29/2016
August J. Moretti	8,258	9,470	1.10	10/28/2014
	56,249	66,478	1.38	4/14/2015
	18,181	—	6.88	12/7/2015
	—	39,000	7.20	8/29/2016
Jeffrey S. Williams	75,000	34,090	8.00	4/7/2014
	—	1,074	1.38	9/1/2015
	3,835	—	6.88	12/7/2015
	—	42,562	8.00	3/7/2016
	—	39,000	7.20	8/29/2016
William C. Houghton, M.D.	14,772	39,773	3.30	10/20/2015

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by our named executive officers during the fiscal year ended December 31, 2006.

Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise($)

Thomas B. King	—	—
James V. Cassella, Ph.D.	—	—
August J. Moretti	2,727	15,762
Jeffrey S. Williams	—	—
William C. Houghton, M.D.	—	—

2006 Director Compensation Table

The following table provides compensation information for the one year period ended December 31, 2006 for each member of our Board:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(2)	($)

Thomas B. King(1)	—	—	—
Samuel D. Colella	53,000	29,146	82,146
Alan D. Frazier	49,000	29,146	78,146
Ernest Mario, Ph.D.	40,500	29,146	69,646
Deepika R. Pakianathan, Ph.D.	49,000	29,146	78,146
J. Leighton Read, M.D.	45,000	29,146	74,146
Gordon Ringold, Ph.D.	48,500	29,146	77,646
Isaac Stein	57,000	29,146	86,146
Alejandro A. Zaffaroni, M.D.	44,500	29,146	73,646

(1)	See Summary Compensation Table for disclosure related to Thomas B. King, who is also one of our named executive officers.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-based Payments.” See Note 2 of the consolidated financial statements in our Annual Report on Form 10K/A for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the awards to each director, computed in accordance with SFAS 123R is $142,893. At fiscal year end each director, excluding Mr. King, has an option to purchase 25,000 shares of our common stock. See “Executive Compensation — Summary Compensation Table” for disclosure of Mr. King’s equity awards.

Nonemployee directors are paid a retainer of $30,000 per year. Each nonemployee director also receives a meeting fee of $2,500 for each regularly scheduled Board meeting attended in person ($500 for meetings attended by video or telephone conference) and $1,000 for each committee meeting attended in person ($500 for meetings attended by video or telephone conference). In addition, the lead director and the Chair of the Audit and Ethics Committee will receive an additional retainer of $5,000 per year. The Chair of our Compensation Committee and the Corporate Governance and Nominating Committee will receive an additional retainer of $2,500 per year. No additional amounts are currently payable for committee participation or special assignments. Nonemployee directors also receive nondiscretionary, automatic grants of options to purchase 25,000 shares of our common stock upon joining our Board and nondiscretionary, automatic grants of options to purchase 6,250 shares of our common stock each year pursuant to our 2005 Nonemployee Directors Stock Option Plan. Both the initial grants and the subsequent grants vest ratably over four years on a monthly basis, provided the director continues as a member of our Board. Upon a change in control, each option granted to a nonemployee director will vest in full immediately and automatically.

2006 Potential Payments Upon Termination or Change in Control

The amount of compensation and benefits payable to each of our named executive officers in various termination situations has been estimated in the tables below. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of our named executive officer’s employment with us.

	Change of Control				No Change of Control
		Equity		Health Care		Equity	Health Care
	Salary	Acceleration		Benefits	Salary	Acceleration	Benefits
Name	($)(1)	($)(2)		($)(4)	($)	($)	($)

Thomas B. King	547,500	2,006,716		28,429	—	—	—
James V. Cassella, Ph.D.	410,063	656,174		28,429	—	—	—
August J. Moretti	410,063	1,196,515	(3)	28,429	—	—	—
Jeffrey S. Williams	340,875	466,367		28,429	—	—	—
William C. Houghton, M.D.	391,500	—		21,716	—	—	—

(1)	Includes one year salary plus the current year target bonus.

(2)	Value of the stock options, as computed using the Black-Scholes valuation model, assuming all options were fully vested as of December 31, 2006.

(3)	Includes an estimated $216,218 of gross-up payment to Mr. Moretti to compensate him for taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment pursuant to the terms of our Change of Control Agreement.

(4)	Includes a lump sum payment for 18 months of continued healthcare coverage.

Each of our executive officers has a provision for severance benefits and for the acceleration of then unvested stock options in the event of termination in connection with a change of control. Pursuant to the terms of the agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within three months before or 12 months following a change of control, then the executive is entitled to the following benefits:

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock;

•	payment in a lump sum of the executive’s annual base salary plus the greater of the bonus paid for the latest completed fiscal year and the target bonus for the year in which the notification of the executive’s termination of employment occurs; and

•	payment in a lump sum for 18 months of continued healthcare coverage.

If and to the extent that any payments in the context of a change of control are made to our executives who are party to these change of control agreements and the payments are equal to or exceed three times the average of that executive’s annual W-2 compensation for the five years preceding the change of control, the payments or benefits exceeding the five-year average will be subject to the excise tax imposed by Section 4999 and the nondeductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances, we will make a gross-up payment to the executive to compensate the executive for all taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment, and we will not be permitted to deduct from our taxes the amount in excess of the five-year average of the compensation paid to the executive. For purposes of the change of control agreements, a change of control includes a merger, consolidation or reverse merger in which we are the surviving corporation but our outstanding shares of common stock immediately preceding the merger are converted by virtue of the merger into other property or any transaction or series of related transactions in which our stockholders own less than 50% of voting power in the surviving corporation or a sale of all or substantially all of our assets.

In our industry, there is a high level of merger and acquisition activity, and the executives of companies engaged in merger and acquisition activity are often terminated or have their responsibilities reduced upon the change of control. We provide these benefits to ensure that, in the event of a change of control, our executives will not have any personal incentive to resist a change of control that is approved by our Board of Directors and stockholders and will be incentivized to remain with us through, and to facilitate, the closing of any such transaction. We believe this benefit is comparable to such severance benefits provided by companies in our industry.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2006. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, the Compensation Discussion and Analysis included in our Annual Report on Form 10-K/A.

This report is submitted by the Compensation Committee.

COMPENSATION COMMITTEE

Samuel D. Colella (Chairman)
Ernest Mario
Deepika R. Pakianathan
Gordon Ringold

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Indebtedness of Management and Related Agreements

In 2003, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we entered into a loan agreement with Thomas B. King, our President and Chief Executive Officer. Pursuant to the terms of this agreement, we loaned Mr. King $1.2 million for the purchase of a principal residence. This note was secured by Mr. King’s residence and was interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the note and agreed to pay the taxes incurred as a result of such extinguishment on Mr. King’s behalf, a total of $2,068,966. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Mr. King by $2,068,966. In connection with Mr. King’s employment, we also agreed to pay Mr. King a monthly housing supplement during his employment with us of $5,000 for the first year after his move to the Bay Area, $4,000 for the second year, $3,000 for the third year, $2,000 for the fourth year and $1,000 for the fifth year.

In 2004, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we entered into a loan agreement with James V. Cassella, Ph.D., our Senior Vice President, Research and Development. Pursuant to this agreement, we loaned Dr. Cassella $500,000 for the purchase of a principal residence. This loan was secured by Dr. Cassella’s residence and was interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the note and agreed to pay the taxes incurred as a result of such extinguishment on Dr. Cassella’s behalf, a total of $862,069. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Dr. Cassella by $862,069. In connection with Dr. Cassella’s employment, we agreed to pay Dr. Cassella a monthly housing supplement during his employment with us of $4,000 for the first year after his move to the Bay Area, $3,000 for the second year, $2,000 for the third year and $1,000 for the fourth year.

In 2004, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we entered into three loan agreements with Jeffrey S. Williams, our Senior Vice President, Corporate and Business Development. Pursuant to the first loan agreement, we loaned Mr. Williams $500,000 as a temporary housing loan

     *The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K/A, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

to facilitate the closing of the purchase of his home. Mr. Williams repaid the temporary housing loan in December 2004. In two subsequent loan agreements, we loaned Mr. Williams a total of $600,000 for the purchase of a principal residence. The purchase loans were secured by Mr. Williams’ residence and were interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the loans and agreed to pay the taxes incurred as a result of such extinguishment on Mr. Williams’ behalf, a total of $1,034,473. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Mr. Williams by $1,034,473. In connection with Mr. Williams’ employment, we agreed to pay Mr. Williams a monthly housing supplement during his employment with us of $4,000 for the first year after his move to the Bay Area, $3,000 for the second year, $2,000 for the third year and $1,000 for the fourth year.

Policies and Procedures for Review of Related Party Transactions

In 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $25,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit and Ethics Committee (or, where Audit and Ethics Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers and directors. In considering related-person transactions, the Audit and Ethics Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit and Ethics Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the us and our stockholders, as the Audit and Ethics Committee determines in the good faith exercise of its discretion.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2008 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 is January 24, 2008. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations including a requirement that the Company receive notice of any proposal or nomination at least 120 days before the first anniversary of the 2007 Annual Meeting of Stockholders. The Company’s Bylaws may be obtained by writing to our Corporate Secretary at 1020 East Meadow Circle, Palo Alto, CA 94303.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Alexza Pharmaceuticals, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Corporate Secretary, Alexza Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303 or by telephone to Corporate Secretary, Alexza Pharmaceuticals, Inc. (650) 687-3900. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

August J. Moretti
Secretary

April 25, 2007

The Company’s 2006 Annual Report on Form 10-K/A is available without charge upon request. Any such request should be addressed to the Corporate Secretary, Alexza Pharmaceuticals, Inc., 1020 East Meadow Circle, Palo Alto, CA 94303. The request must include a representation by the stockholder that as of April 9, 2007, the stockholder was entitled to vote at the Annual Meeting.

ALEXZA PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2007

The undersigned hereby appoints Thomas B. King and August J. Moretti, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Alexza Pharmaceuticals, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 1020 East Meadow Circle Palo Alto, California 94303 on Wednesday, May 23, 2007 at 1:30 p.m. local time and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Access your Alexza Pharmaceuticals, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Alexza Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect ® is a registered trademark of Mellon Investor Services LLC

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www.melloninvestor.com/isd/
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:                                  1-800-370-1163

						Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

		FOR all nominees listed (except as marked to the contrary below). ☐	WITHHOLD AUTHORITY to vote for all nominees listed below. ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.				THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
PROPOSAL 2:
To ratify the selection by the Audit and Ethics Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
						FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 1:	To elect nine directors to hold office until the 2008 Annual Meeting of Stockholders and until their successors are elected as described in the accompanying proxy statement.

NOMINEES:	01 Thomas B. King, 02 Samuel D. Colella, 03 Alan D. Frazier, 04 Ernest Mario, Ph.D., 05 Deepika R. Pakianathan Ph.D.,			06 J. Leighton Read, M.D., 07 Gordon Ringold, Ph.D., 08 Isaac Stein, and 09 Alejandro Zaffaroni, M.D.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

Signature		Signature			Date
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/alxa Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.alexza.com